Exhibit 3.2

GENERAL MOTORS COMPANY

AMENDED AND RESTATED BYLAWS

AS OF ~~APRIL 19~~OCTOBER 4, ~~2023~~2024

ARTICLE I

MEETINGS OF SHAREHOLDERS

1.1	Annual Meetings.

The annual meeting of shareholders for the election of directors, ratification or rejection of the selection of auditors, and the transaction of such other business as may properly be brought before the meeting shall be held on such date and at such time and place (if any) as the chair of the board or the board of directors shall designate.

1.2	Special Meetings.

(a) Call of Special Meeting. Special meetings of shareholders may be called at any time by the chair of the board of directors or by a majority of the members of the board of directors or as otherwise provided by Delaware law, the certificate of incorporation (including with respect to each mention of the certificate of incorporation herein, any certificates of designation for preferred stock) or these bylaws. Any such special meeting shall be held on the date and at the time and place (if any) and for the purposes that are designated by the chair or board in calling the meeting. Subject to paragraph (b) of this section, the board shall call a special meeting upon the written request (the “Meeting Request”) of the record holders of at least 15 percent, in the aggregate, of the voting power of the outstanding shares of all classes of shares entitled to vote at such a meeting (the “Required Percent”), delivered to the secretary of the Company, and shall designate a date for such special meeting not more than 90 days after the date that the secretary received the Meeting Request (the “Request Delivery Date”). In fixing a date and time for any special meeting requested by shareholders, the board may consider such factors as it deems relevant, including without limitation, the nature of the matters to be considered, the facts and circumstances related to any request for a meeting, and any plan of the board to call an annual meeting or special meeting.

(b) Shareholder Request for Special Meeting.

(i) Any Meeting Request shall be signed by one or more shareholders, or their duly authorized agent, that request the special meeting and shall set forth: (A) a statement of the specific purpose of the meeting and the matters proposed to be acted on at the meeting and the reasons for conducting such business at the meeting; (B) the name and address of each signing shareholder and date of signature; (C) the number of shares of each class of voting shares owned of record and beneficially by each such shareholder; (D) a description of all arrangements or understandings between any signing shareholder and any other person regarding the meeting and the matters proposed to be acted on at the meeting; (E) all information relating to each signing shareholder that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not the subject of the Meeting Request) or would otherwise be required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (or any successor provision of the Exchange Act or the rules or regulations promulgated thereunder), whether or not Section 14 of the Exchange Act is then applicable to the Company; and (F) all of the information regarding the shareholders making the Meeting Request that would be required by section 1.11 of these bylaws if the shareholder were intending to make a nomination or to bring any other matter before a shareholder meeting. A shareholder may revoke its request for a special meeting at any time by written revocation delivered to the secretary of the Company and if, following such revocation, there are unrevoked meeting requests from less than the Required Percent, the board of directors, in its discretion, may cancel the special meeting of shareholders.

(ii) The board shall have the authority to determine not to call a special meeting requested by shareholders if (A) the board has called or calls an annual or special meeting of shareholders to be held not more than 90 days after the Request Delivery Date and the purpose of such shareholder meeting includes (among any other matters properly brought before the meeting) the purpose specified in the Meeting Request; (B) within 12 months prior to the Request Delivery Date, an annual or special meeting was held that considered the purpose specified in the Meeting Request, except for the election of one or more directors; (C) the Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; or (D) such request was made in violation of Regulation 14A under the Exchange Act, to the extent applicable, or other applicable law. The board is authorized to determine in good faith the purpose of a shareholder meeting.

(c) Conduct of Special Meeting. Business transacted at a special meeting requested by shareholders shall be limited to the purpose stated in the Meeting Request; provided, however, that the board shall be able to submit additional matters to shareholders at any such special meeting.

1.3	Notice of Meetings.

Written notice (including notification by electronic means as permitted by the rules of the Securities and Exchange Commission (the “SEC”) and the General Corporation Law of the State of Delaware (the “DGCL”)) of each meeting of shareholders shall be given by the chair of the board and/or the secretary in compliance with the provisions of Delaware law and these bylaws.

1.4	List of Shareholders Entitled to Vote.

The secretary shall prepare or have prepared before every meeting of shareholders a complete list of the shareholders entitled to vote at the meeting in compliance with the provisions of Delaware law and the certificate of incorporation.

1.5	Quorum.

(a) At each annual or special meeting of shareholders, except where otherwise provided by law or the certificate of incorporation or these bylaws, holders of a majority of the voting power of the outstanding shares entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. Where a separate vote by a class or classes or series of shares is required, the holders of a majority of the voting power of the shares of such class or classes or series of shares present in person or represented by proxy shall constitute a quorum for the purposes of such matter on which a separate vote is required.

(b) In the absence of a quorum pursuant to this section of the bylaws, any officer, or, in the absence of any officer, a majority of the voting power of the outstanding shares entitled to vote and present in person or by proxy, ~~or any officer,~~ may adjourn the meeting from time to time in the manner and to the extent provided in section 1.9 of these bylaws until a quorum shall attend.

(c) Shares of the Company belonging to the Company or to another entity, a majority of whose ownership interests entitled to vote in the election of directors of such other entity is held, directly or indirectly, by the Company, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Company to vote shares of its own stock that it is entitled to vote in a fiduciary capacity.

1.6	Conduct and Place of Meeting.

The chair of the board or, if the chair or the board of directors so designates, the chief executive officer, the president, the vice chair or a vice president of the Company shall preside at each meeting of the shareholders. The secretary of the Company shall record the proceedings of meetings of the shareholders, but in the absence of the secretary, the person presiding over the meeting shall designate any person to record the proceedings. The person presiding over any meeting of shareholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion. The date and time of the opening and closing of the polls for each matter upon which the shareholders will vote at the meeting shall be announced at the meeting.

The chair of the board or the board of directors may designate any place, either within or without the State of Delaware, as the location for any meeting of shareholders, and may, in their sole discretion, determine that a virtual meeting of shareholders by means of remote communication shall be held in addition to or instead of a physical meeting as permitted by Delaware law.

1.7	Voting; Proxies.

Each shareholder entitled to vote must be entitled to vote in accordance with the number of shares and voting powers of the voting shares held of record by such shareholder. Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder at such meeting by proxy, but such proxy, whether revocable or irrevocable, must comply with the applicable requirements of Delaware law. Voting at meetings of shareholders need not be by written ballot unless the presiding officer of the meeting or the holders of a majority of the voting power of the outstanding shares entitled to vote at the meeting present in person or by proxy at such meeting shall so determine. All elections and questions shall, unless otherwise provided by law, rule or regulation, including any stock exchange rule or regulation, applicable to the Company, the certificate of incorporation, or section 2.2 or any other provision of these bylaws, be decided by the vote of the holders of a majority of the voting power of the shares entitled to vote thereon present in person or by proxy at the meeting. Votes cast “for” or “against” and “abstentions” with respect to a matter shall be counted as shares of the Company entitled to vote on such matter, while “broker non-votes” (or other shares of the Company similarly not entitled to vote) shall not be counted as shares entitled to vote on such matter.

1.8	Fixing Date for Determination of Shareholders of Record.

To determine the shareholders of record for any purpose, the board of directors may fix a record date; provided that the record date shall not precede the date upon which the board adopts the resolution fixing the record date; and provided further that the record date shall be: (a) in the case of determination of shareholders entitled to receive notice of or to vote at any meeting of shareholders or adjournment thereof, not more than 60 nor less than ten days before the date of such meeting; (b) in the case of determination of shareholders entitled to express consent to corporate action in writing without a meeting, in accordance with section 1.12 of these bylaws; and (c) in the case of any other action, not more than 60 days prior to such other action. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the board may choose to fix a new record date for the adjourned meeting.

1.9	Adjournments.

The person presiding over any meeting of shareholders, annual or special (other than a special meeting requested by shareholders in accordance with section 1.2(a) of these bylaws in the absence of a quorum), whether or not a quorum is present, may adjourn the meeting from time to time to reconvene at the same or some other place. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. Notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by Delaware law, except that if the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

1.10	Judges.

All votes by ballot at any meeting of shareholders shall be conducted by one or more judges appointed for the purpose, either by the board of directors or by the person presiding over the meeting. The judges shall decide upon the qualifications of voters, count the votes, and report the result in writing to the secretary of the meeting.

1.11	Notice of Shareholder Nomination and Shareholder Business.

1.11.1	General

At a meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. Nominations for the election of directors may be made (i) by the board of directors or (ii) by any shareholder entitled to vote for the election of directors who complies with the notice and other requirements set forth in this section 1.11 and with all applicable laws, rules, and regulations in connection with the matters set forth in this section 1.11. Matters to be properly brought before the meeting must be: (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board, including, as applicable, matters covered by Rule 14a-8 under the Exchange Act; (b) otherwise properly brought before the meeting by or at the direction of the board; or (c) otherwise properly brought before the meeting by a shareholder pursuant to the notice and other requirements of this section 1.11 (and, in the case of special meetings, section 1.2) and in compliance with all applicable laws, rules and regulations. For the avoidance of doubt, clause (ii) of the second sentence of this paragraph and clause (c) of the third sentence of this paragraph, respectively, shall be the exclusive means for a shareholder to make nominations or propose business (other than business included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act), respectively, ~~at an annual~~a meeting of shareholders.

1.11.2	Shareholder’s Notice of Intent

(a) A shareholder who intends to make a nomination for the election of directors or to bring any other matter before a meeting of shareholders must give notice of such intent in writing or by electronic transmission. Such notice must be received by the secretary, in the case of an annual meeting not more than 180 days and not less than 120 days before the anniversary date of the prior year’s annual meeting, or in the case of a special meeting, not more than 10 days after the day on which public announcement of the date of such meeting is first made by the Company; provided, however, in the case of an annual meeting, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, notice by the shareholder must be so delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 130 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Notwithstanding the preceding sentence, requests for inclusion of proposals in the Company’s proxy statement made pursuant to Rule 14a-8 under the Exchange Act, if applicable, shall be deemed to have been delivered in a timely manner if delivered in accordance with such Rule. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.

(b) Notwithstanding anything in section 1.11.2(a) to the contrary, in the event that the number of directors to be elected to the board of directors is increased by the board of directors, and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least 130 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this section 1.11.2 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

1.11.3	Proposals under Rule 14a-8

As to matters sought to be included in any proxy statement of the Company pursuant to Rule 14a-8, shareholders shall comply with Rule 14a-8 under the Exchange Act, if applicable, rather than this section 1.11 to the extent that any of the requirements of this section 1.11 conflict with Rule 14a-8.

1.11.4	Proxy Access Nominations

(a) The Company shall include in the proxy statement for an annual meeting of shareholders ~~following the 2016 annual meeting~~ the name, together with the Required Information (as hereinafter defined), of any person nominated for the election of directors in compliance with the requirements of this section 1.11.4 (a “Shareholder Nominee”) by a single shareholder that satisfies, or by a group of no more than 20 shareholders that together satisfy, the prerequisites of this section 1.11.4 (such qualifying single shareholder or qualifying group of shareholders collectively, the “Eligible Shareholder”), if the Eligible Shareholder provides notice within the time period for shareholder nominations set forth in section 1.11.2 and expressly elects at the time of providing the notice to have its nominee included in the Company’s proxy materials pursuant to this section 1.11.4; provided, however, that a shareholder who has a contractual right, or has contractually limited such shareholder’s right, to designate one or more nominees for director shall not be, and any Shareholder Associated Persons of such shareholder shall not be, an Eligible Shareholder, and shall not be eligible to participate in a group of shareholders constituting an Eligible Shareholder. The Company shall have no obligation to include in the proxy statement for an annual meeting nominees of shareholders that have complied with 1.11.2 but have not also complied with this section 1.11.4. For purposes of this section 1.11.4, the “Required Information” that the Company will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Company’s proxy statement by the Exchange Act and the rules and regulations promulgated thereunder; and (ii) if the Eligible Shareholder so elects, one Statement (defined in section 1.11.4(c)(vi)).

(b) The maximum number of Shareholder Nominees submitted by Eligible Shareholders for inclusion in the Company’s proxy statement pursuant to this section 1.11.4 appearing in the Company’s proxy statement for an annual meeting of shareholders shall not exceed the greater of: (i) two persons and (ii) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered in accordance with the procedures pursuant to section 1.11.4, or if such amount is not a whole number, the closest whole number below 20%; provided, however, that this maximum number shall be reduced by (i) any director candidate who had been a Shareholder Nominee at any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the board of directors and (ii) any Shareholder Nominee who was submitted by an Eligible Shareholder but either is subsequently withdrawn or that the board of directors decides to nominate as a board of director nominee. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this section 1.11.4 exceeds this maximum number, each Eligible Shareholder will select one Shareholder Nominee for inclusion in the Company’s proxy statement until the maximum number is reached, going in descending order of the amount of the Company’s voting shares each Eligible Shareholder has disclosed as owned in the written notice of the nomination submitted to the Company, as validated to be true and correct by the secretary of the Company. If the maximum number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(c) Each Eligible Shareholder’s notice of intent shall include:

(i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) providing evidence verifying that, as of a date within seven calendar days prior to the date the written notice of the nomination is delivered to or mailed and received by the Company, the Eligible Shareholder owns, and has owned continuously for the preceding three years, at least 3% of the issued and outstanding voting shares of the Company (the “Required Shares”). In the case of a group of shareholders who together hold the Required Shares, each individual shareholder must present such evidence verifying continuous ownership, for the preceding three years, of the shares held by such shareholder contributing to the Required Shares, and only such individually and continuously held shares shall be deemed to contribute to the Required Shares;

(ii) the Eligible Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date. In the case of a group of shareholders who together hold the Required Shares, each such shareholder must agree to provide such written statements;

(iii) a written statement from the Eligible Shareholder indicating whether the Eligible Shareholder intends to hold at least a majority of the Required Shares for at least one year after the annual meeting at which the Eligible Shareholder’s Shareholder Nominee will be submitted for election to the board of directors (subject to any mandatory fund rebalancing required by such shareholder’s pre-existing governing instruments and written investment policies). In the case of a group of shareholders who together hold the Required Shares, each such shareholder must provide the required statement;

(iv) the information required to be set forth in the shareholder’s notice of nomination pursuant to section 1.11.5(d);

(v) the Shareholder Nominee’s consent pursuant to section 1.11.6(a);

(vi) if the Eligible Shareholder so elects, one written statement (the “Statement”) for inclusion in the Company’s proxy statement for the annual meeting, not to exceed five hundred words, in support of the candidacy of the Shareholder Nominee(s). The Company may omit from its proxy materials information or such statement that it, in good faith, believes is materially false or misleading, omits any material fact, or would violate any applicable law or regulation;

(vii) a representation that the Eligible Shareholder (or, as applicable, each shareholder included within a group comprising an Eligible Shareholder):

(A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have any such intent;

(B) has not nominated and will not nominate for election to the board of directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this section 1.11.4;

(C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee or a nominee of the board of directors;

(D) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Company;

(E) will hold the Required Shares through the date of the annual meeting at which the Eligible Shareholder’s Shareholder Nominee will be submitted for election to the board of directors (subject to any mandatory fund rebalancing required by such shareholder’s pre-existing governing instruments and written investment policies); and

(F) will provide facts, statements and other information in all communications with the Company and its shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this section 1.11.4;

(viii) an undertaking that the Eligible Shareholder (or, as applicable, each shareholder included within a group comprising an Eligible Shareholder) agrees to:

(A) assume all liability stemming from, and indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with, any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Company or out of the information that the Eligible Shareholder provided to the Company;

(B) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting; and

(C) provide to the Company prior to the election of directors such additional information as necessary with respect thereto;

(ix) with respect to a group comprising an Eligible Shareholder, each shareholder’s agreement designating one of the members of the group as the exclusive member to interact with the Company for purposes of this section 1.11.4 on behalf of all members and authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(x) if the Eligible Shareholder did not submit the name(s) of the Shareholder Nominees to the Governance and Corporate Responsibility Committee prior to submitting a notice of intent pursuant to this section 1.11.4, a brief explanation of why the Eligible Shareholder elected not to do so.

(d) The Company shall not be required to include any Shareholder Nominee in its proxy materials pursuant to this section 1.11.4 for any annual meeting of shareholders:

(i) if the Eligible Shareholder (or, as applicable, each shareholder included within a group comprising an Eligible Shareholder):

(A) has nominated for election to the board of directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this section 1.11.4;

(B) has engaged in a, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee or a nominee of the board of directors; or

(C) does not comply with the undertaking in section 1.11.4(c)(viii), as determined by the board of directors;

(ii) who is not independent under the Applicable Independence Standards (as defined in section 1.11.4(h)), as determined by the board of directors;

(iii) whose election as a member of the board of directors would cause the Company to be in violation of these bylaws, the certificate of incorporation, the listing standards of any stock exchange applicable to the Company on which the Company’s capital stock is traded, or any applicable state or federal law, rule or regulation;

(iv) whose service as a member of the board of directors would present significant and unresolvable conflicts of interest, as determined by the board of directors;

(v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(vii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(viii) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Company in respect of such nomination that (A) was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (B) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect, to any person, in each case as determined by the Board;

(ix) if the Eligible Shareholder or applicable Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Shareholder or Shareholder Nominee or fails to comply with its obligations pursuant to this section 1.11.4.

The board of directors shall have the exclusive power and authority to interpret the provisions of this section 1.11.4(d).

(e) For the avoidance of doubt and any other provisions of these bylaws notwithstanding, nothing in this section 1.11.4 or these bylaws shall limit the Company’s ability to solicit against and include in its proxy materials its own statements or information relating to any Eligible Shareholder or Shareholder Nominee, including any information provided to the Company with respect to the foregoing.

(f) For the purposes of section 1.11.4, the Eligible Shareholder shall be deemed to “own” only those outstanding voting shares when the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (w) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (x) borrowed by such shareholder or any of its affiliates for any purposes, (y) purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the outstanding voting shares of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate.

A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which (i) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder and has in fact revoked such proxy, power of attorney or other instrument or arrangement as of the time the notice of intent is submitted to the secretary and through the annual meeting date (subject to delegating such voting power to the Company’s proxies with respect to the annual meeting and registering such shareholder’s vote or direction to vote thereby); or (ii) the shareholder has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice and has in fact recalled the loaned shares as of the time the notice of intent is submitted to the secretary and through the annual meeting date. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding voting shares of the Company are “owned” for these purposes shall be determined by the board of directors.

(g) For the purposes of determining the aggregate number of shareholders that together may constitute an Eligible Shareholder pursuant to section 1.11.4, two or more collective investment funds that are under common management and funded primarily by a single employer shall be treated as one shareholder. No shareholder may be a member of more than one group of shareholders constituting an Eligible Shareholder under this section 1.11.4, and no shares may be attributed to more than one Eligible Shareholder for purposes of this section 1.11.4. A record holder acting on behalf of one or more beneficial owners will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this section 1.11.4, for purposes of determining the number of shareholders whose holdings may be considered as part of an Eligible Shareholder’s holdings.

(h) Within the time period specified in section 1.11.2 of these bylaws for providing notice of a nomination in accordance with the procedures set forth in section 1.11.4, a Shareholder Nominee must deliver to the Company~~:~~

~~(i) an irrevocable letter of resignation signed by the Shareholder Nominee providing that such resignation shall become effective upon a determination by the board of directors or any committee thereof that (A) the information provided to the Company with respect to such Shareholder Nominee pursuant to this 1.11.4 was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (B) such Shareholder Nominee, or the Eligible Shareholder who nominated such Shareholder Nominee, failed to comply with any obligation owed to or breached any representation made under or pursuant to these bylaws; and(ii)~~ a written representation and agreement that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question that has not been disclosed to the Company, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company and (C) will comply with all of the Company’s corporate governance, conflict of interest, confidentiality, stock ownership and trading policies and guidelines, and any other Company policies and guidelines applicable to non-employee directors.

At the request of the Company, the Shareholder Nominee must submit all completed and signed questionnaires required of Company directors and officers. The Company may request such additional information as necessary to permit the board of directors to determine if each Shareholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the common stock is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s directors (the “Applicable Independence Standards”) and to assess the eligibility of such proposed nominee to serve as a director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(i) Any Shareholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive votes cast in favor of the Shareholder Nominee’s election, in an amount equal to at least 25% of the shares present and entitled to vote at the annual meeting, will be ineligible to be a Shareholder Nominee pursuant to section 1.11.4 for the next two annual meetings.

1.11.5	Information Required from Proponents

Except for matters sought to be covered under Rule 14a-8, a shareholder’s notice shall include:

(a) the name and address and principal employment or occupation of the shareholder of the Company who intends to make a nomination or bring up any other matter and the name and address of any Shareholder Associated Person covered by clauses (c), (d), or (e) below;

(b) a representation that the shareholder is a holder of the Company’s voting shares and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice;

(c) as to the shareholder and any Shareholder Associated Person of the shareholder,

(i) the class, series, number, principal amount, and the date of acquisition, as applicable, of all securities of the Company which are owned of record by such shareholder or by any such Shareholder Associated Person as of the date of the notice,

(ii) the class, series, number and principal amount, and the date of acquisition, as applicable, of, and the nominee holder for, all securities of the Company owned beneficially but not of record by such shareholder or by any such Shareholder Associated Person as of the date of the notice, and

(iii) a description of all Derivative Interests that have been entered into as of the date of the notice by, or on behalf of, such shareholder or by any such Shareholder Associated Person, such description to include (A) the class, series, and actual or notional number, principal amount or dollar amount of all securities of the Company underlying or subject to such Derivative Interests, (B) the material economic terms of such Derivative Interests, and (C) the contractual counterparty for such Derivative Interests;

(d) if the shareholder intends to make a nomination for the election of directors,

(i) the name, age, business address and residence address and principal employment or occupation of each nominee proposed by such shareholder (a “Proposed Nominee”) and the name and address of any Proposed Nominee Associated Person covered by any of subclauses (ii) through (v) of this section 1.11.5(d),

(ii) the class, series, number, principal amount, and date of acquisition, as applicable, of all securities of the Company that are beneficially owned or owned of record by such Proposed Nominee and by any such Proposed Nominee Associated Person,

(iii) a description of all Derivative Interests that have been entered into, as of the date of the notice, by or on behalf of such Proposed Nominee or any such Proposed Nominee Associated Person, such description to include (1) the class, series, and actual or notional number, principal amount or dollar amount of all securities of the Company underlying or subject to such Derivative Interests, (2) the material economic terms of such Derivative Interests, and (3) the contractual counterparty for such Derivative Interests,

(iv) a description of all arrangements or understandings between the shareholder or any Shareholder Associated Person, on the one hand, and any Proposed Nominee or any other person or persons (naming such person or persons), on the other hand, pursuant to which the nomination or nominations are to be made by the shareholder, and any other arrangements or understandings between the shareholder or any Shareholder Associated Person, on the one hand, and any Proposed Nominee, on the other hand, over the three years immediately preceding the date of the notice of shareholder nomination,

(v) all other information relating to any Proposed Nominee, any Proposed Nominee Associated Person, the shareholder or any Shareholder Associated Person that would be required to be disclosed in filings with the SEC in connection with the solicitation of proxies by the shareholder pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (or any successor provision of the Exchange Act or the rules or regulations promulgated thereunder), whether or not Section 14 of the Exchange Act is then applicable to the Company,

(vi) a written representation that the Proposed Nominee is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to any person or entity as to how the Proposed Nominee, if elected as a director of the Company, will act or vote on any issue or question that has not been disclosed to the Company,

(vii) a written representation that the Proposed Nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company,

(viii) an agreement in writing by the Proposed Nominee to comply with all the Company’s corporate governance, conflict of interest, confidentiality, stock ownership and trading policies and guidelines, any other Company policies and guidelines applicable to non-employee directors,

(ix) completed and signed questionnaires with respect to the shareholder and each Proposed Nominee, delivered within the time prescribed by delivery of notice in this Section 1.11 in the form provided by the secretary of the Company (which form will be provided promptly upon written request delivered to the secretary of the Company), and

(x) an agreement to promptly provide such additional information as the Company may reasonably request (and in any event within five business days after such request).

(e) if the shareholder intends to make a proposal other than a nomination,

(i) a description of the matter,

(ii) the reasons for proposing such matter at the meeting,

(iii) a description of any material interest of the shareholder or any Shareholder Associated Person, individually or in the aggregate, in the matter, including any anticipated benefit to the shareholder or any Shareholder Associated Person therefrom,

(iv) a description of all arrangements or understandings between the shareholder or any Shareholder Associated Person, on the one hand, and any other person or persons (naming such person or persons), on the other hand, regarding the proposal, and

(v) all other information relating to the proposal, the shareholder or any Shareholder Associated Person that would be required to be disclosed in filings with the SEC in connection with the solicitation of proxies by the shareholder pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (or any successor provision of the Exchange Act or the rules or regulations promulgated thereunder), whether or not Section 14 of the Exchange Act is then applicable to the Company;

(f) to the extent known by the shareholder, the name and address of any other security holder of the Company who owns, beneficially or of record, any securities of the Company and who supports any nominee proposed by such shareholder or any other matter such shareholder intends to propose; and

(g) a representation as to whether the shareholder intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding voting shares required to approve or adopt the proposal or to elect the Proposed Nominee and/or (ii) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

1.11.6	Nominee Consent and Other Information

(a) Notice of intent to make a nomination shall be accompanied by the written consent of each Proposed Nominee to serve as director of the Company and by each Proposed Nominee’s agreement to comply with all applicable laws and regulations (including stock exchange rules) regarding service as a director of the Company and with the Company’s policies applicable to similarly situated directors, including but not limited to retirement age, limits on number of outside board memberships, codes of conduct, conflicts of interest, confidentiality, and share ownership and trading policies, if elected.

(b) If, after the submission of a shareholder’s notice, any material change or omission occurs in the information set forth in the shareholder’s notice to the Company or the written questionnaire of the Proposed Nominee or shareholder required by this section 1.11, including, but not limited to, any material increase or decrease in the percentage of the class or series of securities of the Company held or beneficially owned (including actual or notional number, principal amount or dollar amount of any securities underlying or subject to Derivative Interests), the shareholder shall promptly provide further written notice to the Company of that change and a statement updating all changed information as of the date of the further written notice. An acquisition or disposition of beneficial ownership of any number or principal amount of any securities of the Company (including an increase or decrease in actual or notional number, principal amount or dollar amount of any securities underlying or subject to Derivative Interests) in an aggregate amount equal to one percent or more of the class or series of securities outstanding shall be deemed “material” for purposes of this section 1.11; acquisitions or dispositions or increases or decreases of less than those amounts may be material, depending upon the facts and circumstances.

1.11.7	Nominations and Other Matters Not Complying with this Section

At the meeting of shareholders, the presiding officer may declare out of order and disregard any nomination or other matter not presented in accordance with this section 1.11.

1.11.8	If Proponent Fails to Appear

Notwithstanding the foregoing provisions of this section 1.11, unless otherwise required by law or as otherwise determined by the presiding officer of the meeting, if the shareholder proposing a nomination or other matter (or a qualified representative of such shareholder) does not appear at the annual or special meeting of shareholders of the Company to make its nomination or propose any other matter, such nomination shall be disregarded and such other proposed matter shall not be transacted, even if proxies in respect of such vote have been received by the Company. For purposes of this section 1.11, to be considered a “qualified representative” of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the commencement of the meeting of shareholders.

1.11.9	Certain Definitions

For purposes of this section 1.11:

(a) “Shareholder Associated Person” of any shareholder shall mean (i) any person acting in concert with such shareholder, (ii) any beneficial owner of securities of the Company owned of record or beneficially by such shareholder and (iii) any person directly or indirectly controlling, controlled by or under common control with such shareholder or a Shareholder Associated Person;

(b) “Proposed Nominee Associated Person” of any Proposed Nominee shall mean (i) any person acting in concert with such Proposed Nominee, (ii) any beneficial owner of securities of the Company owned of record or beneficially by such Proposed Nominee and (iii) any person directly or indirectly controlling, controlled by or under common control with such Proposed Nominee or a Proposed Nominee Associated Person; and

(c) “Derivative Interest” shall mean (i) any option, warrant, convertible security, appreciation right or similar right with an exercise, conversion or exchange privilege, or a settlement payment or mechanism, related to any security of the Company, or any similar instrument with a value derived in whole or in part from the value of any security of the Company, in any such case whether or not it is subject to settlement in any security of the Company or otherwise and (ii) any arrangement, agreement or understanding (including any short position or any borrowing or lending of any securities) which includes an opportunity for the shareholder, Shareholder Associated Person, Proposed Nominee, or Proposed Nominee Associated Person (as applicable), directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the Company, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the Company or to increase or decrease the number of securities of the Company which such person is or will be entitled to vote or direct the vote, in any case whether or not it is subject to settlement in any security of the Company or otherwise; provided, however, that Derivative Interests shall not include: (a) rights of a pledgee under a bona fide pledge of any security of the Company; (b) rights applicable to all holders of a class or series of securities of the Company to receive securities of the Company pro rata, or obligations to dispose of securities of the Company, as a result of a merger, exchange offer or consolidation involving the Company; (c) rights or obligations to surrender any number or principal amount of securities of the Company, or have any number or principal amount of securities of the Company withheld, upon the receipt or exercise of a derivative security or the receipt or vesting of any securities, in order to satisfy the exercise price or the tax withholding consequences of receipt, exercise, or vesting; (d) interests in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority; (e) interests or rights to participate in employee benefit plans of the Company held by current or former directors, employees, consultants or agents of the Company; or (f) options granted to an underwriter in a registered public offering for the purpose of satisfying over-allotments in such offering.

1.12	Shareholder Action by Written Consent.

(a) Request for Record Date. The record date for determining shareholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the board of directors or as otherwise established under this section. Any person seeking to have the shareholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the secretary of the Company and delivered to the Company and signed by a shareholder of record, request that a record date be fixed for such purpose. The written notice must contain the information set forth in paragraph (b) of this section. Following receipt of the notice, the board shall have ten days to determine the validity of the request, and if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the board and shall not precede the date such resolution is adopted. If the board fails within ten days after the Company receives such notice to fix a record date for such purpose, the record date shall be the day on which the first written consent is delivered to the Company in the manner described in paragraph (d) of this section; except that, if prior action by the board is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the board adopts the resolution taking such prior action.

(b) Notice Requirements. Any shareholder’s notice required by paragraph (a) of this section must describe the action that the shareholder proposes to take by consent. For each such proposal, every notice by a shareholder must state the text of the proposal (including the text of any resolutions to be effected by consent and the language of any proposed amendment to the bylaws of the Company).

(c) Deadline for Delivery. No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a sufficient number of holders to take action are delivered to the Company in the manner required by this section within 60 days of the first date on which a written consent is so delivered to the Company. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Company. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective.

(d) Delivery of Consent. Consent must be delivered to the Company by delivery to its registered office in the State of Delaware or its principal place of business or to the officer or agent of the Company having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery to the registered office must be made by hand or by certified or registered mail, return receipt requested.

In the event of the delivery to the Company of consents, the secretary of the Company, or such other officer of the Company as the board of directors may designate, shall provide for the safe-keeping of such consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action to be taken by shareholder consent as the secretary of the Company, or such other officer of the Company as the board may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the shareholders of a number of shares having the requisite voting power to authorize or take the action specified in consents have given consent; provided, however, that if the corporate action to which the consents relate is the removal or replacement of one or more members of the board, the secretary of the Company, or such other officer of the Company as the board may designate, as the case may be, shall promptly designate two persons, who shall not be members of the board, to serve as inspectors (“Inspectors”) with respect to such consent and such Inspectors shall discharge the functions of the secretary of the Company, or such other officer of the Company as the board may designate, as the case may be, under this section. If after such investigation the secretary of the Company, such other officer of the Company as the board may designate or the Inspectors, as the case may be, shall determine that the action purported to have been taken is duly authorized by the consents, that fact shall be certified on the records of the Company kept for the purpose of recording the proceedings of meetings of shareholders and the consents shall be filed in such records.

In conducting the investigation required by this section, the secretary of the Company, such other officer of the Company as the board may designate or the Inspectors, as the case may be, may, at the expense of the Company, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(e) Effectiveness of Action Taken by Consent. No action by written consent without a meeting shall be effective until such date as the secretary of the Company, such other officer of the Company as the board may designate, or the Inspectors, as applicable, certify to the Company that the consents delivered to the Company in accordance with paragraph (d) of this section, represent at least the minimum number of votes that would be necessary to take the corporate action in accordance with Delaware law and the certificate of incorporation, which will be all the outstanding shares entitled to vote thereon.

(f) Challenge to Validity of Consent. Nothing contained in this section 1.12 shall in any way be construed to suggest or imply that the board of directors of the Company or any shareholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the secretary of the Company, such other officer of the Company as the board may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

ARTICLE II

BOARD OF DIRECTORS

2.1	Responsibility and Number.

The business and affairs of the Company shall be managed by, or under the direction of, a board of directors. Subject to the provisions of the certificate of incorporation ~~and any certificates of designation for preferred stock~~, the board of directors shall consist of such number of directors as may be determined from time to time by resolution adopted by a vote of a majority of the entire board of directors. No board vacancy shall exist as long as the number of directors in office is equal to the number of directors designated by the board in a resolution in accordance with the certificate of incorporation and this bylaw.

2.2	Term; Election; Resignation; Vacancies.

(a) Term. Each nominee elected by the shareholders to serve as a director shall hold office for a term commencing on the date of the shareholder meeting at which the director was elected, or such later date as shall be determined by the board of directors, and ending on the next annual meeting of shareholders. Each elected director shall hold office until their successor is elected and qualified, unless the director dies, resigns or otherwise leaves the board before then.

(b) Election of Directors. Nominations of candidates for election as directors at any shareholder meeting at which directors will be elected may be made (i) by the board, or (ii) by any shareholder entitled to vote at such meeting who has complied with section 1.11 of these bylaws.

(c) Majority Voting. Except as provided in paragraph (d) below, to be elected a director at any shareholder meeting, a nominee must receive the affirmative vote of a majority of the votes cast with respect to that director’s election at a meeting at which a quorum is present. For purposes of this section 2.2, a majority of votes cast means that the number of votes “for” a nominee must exceed 50 percent of the votes cast with respect to the election of that nominee (excluding any abstentions).

(d) Contested Elections. The nominees for director who receive a plurality of the votes cast in a “Contested Election” at a meeting at which a quorum is present will be elected. An election of directors will be considered a “Contested Election” if (i) the secretary receives proper notice under section 1.11 of these bylaws that a shareholder (the “Nominating Shareholder”) intends to make a nomination at such meeting, (ii) the number of nominated individuals including the Nominating Shareholder’s nominees would exceed the number of directors to be elected, and

(iii) the notice has not been withdrawn by the 14th day before the date that the Company begins mailing its notice of such meeting to shareholders, unless the Board determines in its reasonable judgment that the Nominating Shareholder’s nominee or nominees are likely to receive less than 0.01 percent of the votes cast in such election. Such a determination may be based on a variety of factors, including but not limited to the number of votes received by candidates nominated by the Nominating Shareholder at previous shareholder meetings.

(e)	Resignation and Replacement of Unsuccessful Incumbents.

(i) Before the board can nominate any incumbent director for reelection to the board by majority voting under paragraph (c) of this section, such director must submit an irrevocable resignation that will become effective if:

(A) Such director does not receive a majority of the votes cast in a non-Contested Election, as calculated pursuant to paragraph (c) above; and

(B) The board accepts such director’s resignation in accordance with this paragraph (e).

(ii) Within 90 days of receiving the certified vote pertaining to any election of directors by shareholders by majority voting in which an incumbent director failed to receive a majority of the votes cast, the board shall consider the recommendation of the governance and corporate responsibility committee and determine whether to accept the resignation of the unsuccessful incumbent. The board shall accept the resignation of any unsuccessful incumbent unless it determines that for compelling reasons it is in the best interests of the Company for such incumbent to continue serving as a director. The committee in making its recommendation and the board in making its determination may consider any factors the directors determine appropriate. Unless the board makes such a determination, the board shall not elect or appoint any unsuccessful incumbent to the board for at least one year after such annual meeting.

(iii) If the board accepts the resignation of an unsuccessful incumbent, the governance and corporate responsibility committee shall promptly recommend a candidate to the board to fill any resulting vacancy (or may recommend decreasing the size of the board), and the board shall promptly consider and act upon that recommendation.

(f)

Other Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the chair of the board or to the secretary. A resignation is effective when the resignation is delivered unless the resignation specifies (i) a later effective date or (ii) an effective date determined upon the occurrence of a specified event.

(g)

Removal. Any director may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of all classes of shares entitled to vote at the election of directors.

(h)	Filling a Vacancy or New Directorship. Vacancies and newly created directorships shall be filled in accordance with the certificate of incorporation.

2.3	Regular Meetings.

Unless otherwise determined by resolution of the board of directors, a meeting of the board for the election of officers and the transaction of such other business as may come before it shall be held as soon as practicable following the annual meeting of shareholders, and other regular meetings of the board shall be held as designated by the chair of the board.

2.4	Special Meetings.

Special meetings of the board of directors may be called by the chair of the board, or the chair of the board may by written designation appoint the chief executive officer, the president, the vice chair, or a vice president of the Company to call such meeting. Special meetings may also be called by the lead director, or if there is no lead director, the chair of the governance and corporate responsibility committee or by written request of a majority of the directors then in office. The place, date, and time of a special meeting shall be fixed by the person or persons calling the special meeting. Notice of a special meeting of the board of directors shall be sent by the secretary of the Company to each director who does not waive written notice (either in writing or by attendance at such meeting) either by first class United States mail at least four days before such meeting, or by overnight mail, courier service, electronic transmission, or hand delivery at least 24 hours before the special meeting or such shorter period as is reasonable under the circumstances. Unless such notice indicates otherwise, any business may be transacted at a special meeting.

2.5	Quorum; Vote Required for Action.

At all meetings of the board of directors, a majority of the total number of directors then in office, shall be necessary to constitute a quorum for the transaction of business; provided, that in no case shall a quorum be less than one-third of the total number of directors. Except in cases in which applicable law, the certificate of incorporation, or these bylaws provide otherwise, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board.

2.6	Election of Chair; Conduct of Board Meetings.

In its sole discretion based on current circumstances, the board of directors shall annually elect one of its members to be chair of the board and shall fill any vacancy in the position of chair of the board with a director at such time and in such manner as the board shall determine. A director may be removed from the position of chair of the board at any time by the affirmative vote of a majority of the board. The chair of the board may but need not be an officer or employed in an executive or any other capacity by the Company. If the chair of the board is not an Independent Director, the board of directors shall designate a lead director, elected by and from the Independent Directors, with such responsibilities as the board may determine.

The chair of the board shall preside at meetings of the board and lead the board in fulfilling its responsibilities as defined in section 2.1.

In the absence of the chair of the board, the lead director or, if there is no lead director, the chair of the governance and corporate responsibility committee or, in their absence, a member of the board selected by the members present, shall preside at meetings of the board. The secretary of the Company shall act as secretary of the meetings of the board but, in their absence, the presiding director may appoint a secretary for the meeting.

2.7	Ratification.

To the fullest extent permitted by law, and without limiting any power of the board of directors or shareholders under applicable law to ratify actions, and in addition to any other provision of law permitting ratification, any transaction questioned in any shareholders’ derivative suit on the grounds of lack of authority, defective or irregular execution, adverse interest of director, officer or shareholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting may be ratified before or after judgment, by the board of directors or by the shareholders in case less than a quorum of directors are qualified; and, if so ratified, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said ratification shall be binding upon the Company and its shareholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.8	Written Action by Directors.

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and written evidence of such consent is filed with the minutes of proceedings of the board or committee. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

2.9	Telephonic Meetings Permitted.

Members of the board of directors, or any committee of the board, may participate in a meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

2.10	Independent Directors.

Two-thirds of the individuals nominated as candidates for election to the board by the shareholders at the next annual meeting of shareholders shall qualify to be Independent Directors (as defined in this section).

If the board elects directors between annual meetings of shareholders, two-thirds of all directors holding office immediately after such election shall be Independent Directors.

For purposes of this section, the term “Independent Director” shall mean a person who, at the time of election or re-election, satisfies the independence criteria set forth in Rule 303A.02(b) of the New York Stock Exchange’s Listed Company Manual (or any successor provision).

The board may establish additional standards for independence in its Corporate Governance Guidelines and in the individual board committee charters, or as otherwise deemed appropriate by the board.

2.11	Access to Books and Records.

The records, books, and accounts of the Company maintained by or under the supervision of the chief financial officer, the secretary, or any other officer shall be open, during the usual hours for business of the Company, to the examination of any director for any purpose reasonably related to their role as a director.

ARTICLE III

COMMITTEES

3.1	Committees of the Board of Directors.

The board of directors may, by resolution passed by a majority of the directors present at a meeting at which a quorum is present (and not by a committee thereof), designate one or more committees, consisting of one or more of the directors of the Company, to be committees of the board. To the extent provided in any resolution of the board, these bylaws, or any charter adopted by such committee and approved by the board, and to the extent permissible under Delaware law and the certificate of incorporation, any such committee shall have and may exercise all the powers and authority of the board in the management of the business and affairs of the Company. Unless otherwise provided in the certificate of incorporation, these bylaws or the resolution of the board of directors designating the committee, a committee may create 1 or more subcommittees, each subcommittee to consist of 1 or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

3.2	Election; Vacancies; Alternates.

The members and the chair of each committee of the board shall be elected annually by the board at its first meeting after each annual meeting of shareholders or at any other time the board shall determine. The members of a new committee of the board may be designated at such time as the board designates the new committee. Vacancies in any committee may be filled at such time and in such manner as the board shall determine.

The board may designate 1 or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

3.3	Procedure; Quorum.

Except to the extent otherwise provided in these bylaws or any resolution of the board of directors, each committee of the board may fix its own rules and procedures.

One-third of the directors then serving on a committee of the board of directors or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the certificate of incorporation, these bylaws, a resolution of the board of directors or a resolution of a committee that created the subcommittee requires a greater number; provided, however, that (except for a committee or subcommittee comprised of only one director, or except as determined by resolution of the board of directors) in no event shall a quorum be comprised of fewer than two directors. The vote of the majority of the members of a committee or subcommittee present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, unless the certificate of incorporation, these bylaws, a resolution of the board of directors or a resolution of a committee that created the subcommittee requires a greater number.

ARTICLE IV

OFFICERS

4.1	Election of Officers.

The board of directors shall elect such officers of the Company with the titles and duties that it designates, provided that the Company shall have at least two officers at any time. There may be a chief executive officer, a president, one or more vice chair of the Company, one or more vice presidents (which may include one or more executive vice presidents and/or senior vice presidents), a chief financial officer, a secretary, a treasurer, a controller, a general counsel, a general auditor and a chief tax officer. The officers, other than the chief executive officer and the president, shall each have the powers, authority and responsibilities of those officers provided by the bylaws or as the board or the chief executive officer may determine. One person may hold any number of offices. Each officer shall hold office until their successor is elected and qualified or until such officer’s earlier resignation or removal.

4.2	Chief Executive Officer.

The chief executive officer shall have the general executive responsibility for the conduct of the business and affairs of the Company. Such officer shall exercise such other powers, authority and responsibilities as the board of directors may determine.

In the absence of or during the physical disability of the chief executive officer, the board may designate an officer who shall have and exercise the powers, authority, and responsibilities of the chief executive officer.

4.3	President.

The president shall, subject to the direction and control of the board of directors and the chief executive officer, participate in the supervision of the business and affairs of the Company. The president shall perform all duties incident to the office of president and shall have and exercise such powers, authority and responsibilities as the board of directors may determine.

4.4	Vice Chair of the Company.

The vice chair shall, subject to the direction and control of the board of directors and the chief executive officer, participate in the supervision of the business and affairs of the Company. The vice chair shall have and exercise such powers, authority, and responsibilities as the board of directors may determine.

4.5	Chief Financial Officer.

The chief financial officer shall be the principal financial officer of the Company. Such officer shall render such accounts and reports as may be required by the board of directors or any committee of the board. The financial records, books and accounts of the Company shall be maintained subject to the chief financial officer’s direct or indirect supervision.

4.6	Treasurer.

The treasurer shall have direct or indirect custody of all funds and securities of the Company and shall perform all duties incident to the position of treasurer.

4.7	Secretary.

The secretary shall keep the minutes of all meetings of shareholders and directors and shall give all required notices and have charge of such books and papers as the board of directors may require. The secretary shall perform all duties incident to the office of secretary and shall submit such reports to the board or to any committee as the board or such committee may request. Any action or duty required to be performed by the secretary may be performed by an assistant secretary.

4.8	Controller.

The controller shall exercise general supervision of the accounting staff of the Company. The controller shall perform all duties incident to the position of controller and shall submit reports from time to time relating to the general financial condition of the Company.

4.9	General Counsel.

The general counsel shall be the chief legal officer of the Company and shall have general control of all matters of legal import concerning the Company. The general counsel shall perform all duties incident to the position of general counsel.

4.10	General Auditor.

The general auditor shall have such duties as are incident to the position of general auditor in the performance of an internal audit activity of the Company and shall have direct access to the audit committee. The general auditor shall be the chief risk officer of the Company, unless the chief executive officer designates otherwise.

4.11	Chief Tax Officer.

The chief tax officer shall have responsibility for all tax matters involving the Company, with authority to sign, and to delegate to others authority to sign, all returns, reports, agreements and documents involving the administration of the Company’s tax affairs.

4.12	Subordinate Officers.

The board of directors may from time to time appoint one or more assistant officers to the officers of the Company and such other subordinate officers as the board of directors may deem advisable. Such subordinate officers shall have such powers, authority and responsibilities as the board or the chief executive officer may from time to time determine. The board may grant to any committee of the board or the chief executive officer the power and authority to appoint subordinate officers and to prescribe their respective terms of office, powers, authority, and responsibilities. Each subordinate officer shall hold such officer’s position at the pleasure of the board, the committee of the board appointing him or her, the chief executive officer and any other officer to whom such subordinate officer reports.

4.13	Resignation; Removal; Suspension; Vacancies.

Any officer may resign at any time by giving written notice to the chief executive officer or the secretary. Unless stated in the notice of resignation, the acceptance thereof shall not be necessary to make it effective. It shall take effect at the time specified therein or, in the absence of such specification~~;~~, it shall take effect upon the receipt thereof.

Any officer elected by the board of directors may be suspended or removed at any time by the affirmative vote of a majority of the board. Any subordinate officer of the Company may be suspended or removed at any time by the board, the chief executive officer or any other officer to whom such subordinate officer reports.

Subject to any contractual limitations, the chief executive officer may suspend the powers, authority, responsibilities and compensation of any employee, including any elected officer or appointed subordinate officer, for a period of time sufficient to permit the board or the appropriate committee of the board a reasonable opportunity to consider and act upon a resolution relating to the reinstatement, further suspension or removal of such person.

As appropriate, the board, a committee of the board and/or the chief executive officer may fill any vacancy created by the resignation, death, retirement, or removal of an officer in the same manner as provided for the election or appointment of such person.

ARTICLE V

INDEMNIFICATION

5.1	Right to Indemnification of Directors and Officers.

Subject to the other provisions of this article, the Company shall indemnify and advance expenses to every current or former director and officer of the Company in the manner and to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred or suffered by or on behalf of such person in connection with any threatened, pending, or completed investigation, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise (hereinafter, an “indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or member or in any other capacity while serving as a director, officer, employee, fiduciary or member. Except as provided in Section 5.3 of this article with respect to proceedings to enforce rights to indemnification, the Company shall not be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person if the proceeding (or part thereof) was not authorized by the board of directors of the Company. For purposes of this article, “officer” means a person elected or appointed to an officer position by resolution of the Company’s board of directors or an authorized committee thereof.

5.2	Advancement of Expenses of Directors and Officers.

The Company shall pay the expenses of an indemnitee incurred in defending any proceeding in advance of its final disposition (“advancement of expenses”); provided, however, that the payment of expenses incurred by an indemnitee in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined that by final judicial decision from which there is no further right of appeal the indemnitee is not entitled to be indemnified under this article or applicable law.

5.3	Claims by Officers or Directors.

If a claim for indemnification or advancement of expenses by an indemnitee under this article is not paid in full within 90 days after a written claim therefor has been received by the Company, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the indemnitee was not entitled to the requested indemnification or advancement of expenses under applicable law.

5.4	Indemnification of Employees.

Subject to the other provisions of this article, the Company may, at its discretion, authorize indemnification of, and advancement of expenses to, any current or former employee or agent of the Company who is not a director or officer of the Company in the manner and to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment made after the provision of indemnification or advancement rights to a current or former employee or agent, only to the extent such amendment permits the Company to provide broader indemnification and advancement rights than such law permitted the Company to provide prior to such amendment), against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred or suffered by or on behalf of such person in connection with any proceeding, in which such current or former employee or agent was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such person is or was an employee or agent of the Company. The ultimate determination of entitlement to indemnification of current or former employees or agents who are not officers and directors shall be made in such manner as is permitted by applicable law and as provided by the Company.

5.5	Advancement of Expenses of Employees.

When advancement of expenses is provided by the Company to a current or former employee or agent who is not a director or officer, such advancement of expenses shall be made by or in the manner provided by the Company; provided, however, that the payment of expenses incurred by an employee or agent pursuant to these bylaws in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the employee or agent to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right of appeal the employee or agent is not entitled to be indemnified under this article or applicable law.

5.6	Claims of Employees.

If the Company provides indemnification or advancement of expenses to a current or former employee or agent pursuant to these bylaws and such person’s claim therefor is not paid in full within 90 days after a written claim has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

5.7	Non Exclusivity of Rights.

The rights conferred on any person by this article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute or other applicable law, any provision of the certificate of incorporation or of these bylaws or of any agreement or any vote of shareholders or disinterested directors.

5.8	Other Indemnification.

The Company’s obligation, if any, to indemnify or advance expenses to any person (a “Designee”) shall be reduced by any amount such person collects as indemnification or advancement from another corporation, partnership, joint venture, trust, organization, carrier or other enterprise. The Company shall not be obligated pursuant to the terms of these bylaws to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that the Designee has otherwise actually received such payment under any insurance policy, contract, agreement, applicable law or otherwise. In the event of any payment under this article, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of a Designee, who shall execute all papers required and take all reasonable action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

5.9	Insurance.

The board of directors may, to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (a) to reimburse the Company for any obligation which it incurs under the provisions of this article as a result of the indemnification of past, present or future directors, officers, employees, agents and any persons who have served in the past, are now serving or in the future will serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and (b) to pay on behalf of or to indemnify such persons against liability in instances in which the directors may not otherwise be indemnified by the Company under the provisions of this article, whether or not the Company would have the power to indemnify such persons against such liability under this article or under applicable law.

5.10	Nature of Rights; Amendment or Repeal.

The rights conferred in this article V shall be contract rights that shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of such person’s heirs, executors, administrators, or other legal representatives. Any repeal or modification of the foregoing provisions of this article shall be prospective only and shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI

MISCELLANEOUS

6.1	Seal.

The corporate seal shall have inscribed upon it the name of the Company, the year of its organization and the words “Corporate Seal,” and “Delaware.” The seal and any duplicate of the seal shall be in the charge of the secretary or an assistant secretary.

6.2	Fiscal Year.

The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

6.3	Notice.

Unless otherwise required by applicable law or elsewhere in these bylaws, any notice required to be given by these bylaws must be given in writing delivered in person, by first class United States mail, overnight mail or courier service, or by facsimile, electronic mail, or other electronic transmission.

6.4	Waiver of Notice.

Whenever any notice is required to be given, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Such written notice of waiver need not specify the business to be transacted at or the purpose of any regular or special meeting of the shareholders, board of directors, or committee of the board. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

6.5	Forum for Adjudication of Disputes

With respect to any action arising out of any act or omission occurring after the adoption of this section 6.5, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case, the Superior Court of the state of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim arising under any provision of the ~~Delaware General Corporation Law~~DGCL, the Certificate of Incorporation or these Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

6.6	Voting of Shares Owned by the Company.

The board of directors, the finance committee, or the chair of the board may authorize any person and delegate to one or more officers or subordinate officers the authority to authorize any person to vote or to grant proxies to vote in behalf of the Company at any meeting of shareholders or other holders or in any solicitation of consent of any corporation or other entity in which the Company may hold shares or other voting securities.

6.7	Form of Records.

Any records maintained by the Company in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. Upon the request of any person entitled to inspect records, the Company shall so convert such records.

6.8	Offices.

The Company shall maintain a registered office inside the State of Delaware and may also have other offices outside or inside the State of Delaware. The books of the Company may be kept outside or inside the State of Delaware.

6.9	Amendment of Bylaws.

Unless otherwise provided in the certificate of incorporation or these bylaws, the board of directors shall have power to adopt, amend, or repeal the bylaws at any regular or special meeting of the board. The shareholders shall also have power to adopt, amend, or repeal the bylaws at any annual or special meeting, subject to compliance with Article Sixth of the certificate of incorporation and the notice provisions provided in section 1.11 of these bylaws.

6.10	Uncertificated Shares

Notwithstanding any other provision in these bylaws, the Company may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates that may be required by applicable corporate securities laws.